                             CONTRIBUTION AGREEMENT

                               (ASPEN GROVE LAND)



     This Agreement ("Agreement") is made as of this 1st day of November, 1996, between NWI WAREHOUSE GROUP, L.P., a Tennessee limited partnership ("NWI"); and WEEKS REALTY, L.P., a Georgia limited partnership ("Weeks").

     1.  Description of The Property. NWI, through the merger into Weeks of
         ---------------------------
         wholly owned affiliates of NWI, agrees to contribute to the capital of Weeks and Weeks agrees to such mergers and agrees to accept such contribution to its capital, for the contribution value and upon the terms and conditions set forth below, those certain parcels of land located in Williamson County, Tennessee, containing in the aggregate approximately 62.375 gross acres, as further described on Exhibit A
                                                                   ---------
         hereto (the "Core Parcel"); those certain parcels of land located in Williamson County, Tennessee, containing in the aggregate approximately
         20.93 gross acres, as further described on Exhibit B hereto (the "FEMA
                                                    ---------
         Parcel"); and that certain parcel of land located in Williamson County, Tennessee, containing approximately 2.2 gross acres, as further described on Exhibit C hereto (the "Out Parcel") (the Core Parcel, the
                      ---------
         FEMA Parcel and the Out Parcel, collectively, the "Property").

     2.  Contribution Value. Subject to prorations, credits and adjustment
         ------------------
         for which express provision is made in this Agreement, the contribution value (the "Contribution Value") of the Property is as follows:

         a. for the Core Parcel, Eighty Two Thousand Five Hundred Dollars ($82,500.00) per "Net Usable Acre" (as hereinafter defined);

         b. for the FEMA Parcel, Eighty Two Thousand Dollars ($82,000.00) per Net Usable Acre; and

         c. for the Out Parcel, the sum of (i) One Hundred Seventy-Six Thousand Forty-Three and 38/100 Dollars ($176,043.38) ("Out Parcel Base Value"), plus (ii) "Carry Costs" (as hereinafter defined) paid or incurred by NWI for the period from and including the date of NWI's acquisition of the Out Parcel to, but not including, the date NWI contributes the Out Parcel to Weeks pursuant to this Agreement. "Carry Cost" means, collectively, real estate taxes, liability insurance premiums, interest on any acquisition loan and any special assessments by governmental authorities, each attributable to the tract of land in question for the period of time in question.

             For the purpose of calculation of the Contribution Value, Net Usable Acres shall be based upon the "Survey" (as defined in Paragraph 4 hereof), shall include acreage to be used for new roads and infrastructure necessary for development of the Property and shall not include any acreage in any area designated as flood plain.

             As provided in Paragraph 5 below, the contribution of the Property by NWI to Weeks pursuant to this Agreement may occur in increments with successive contributions and if a contribution occurs after March 31, 1997, the applicable Contribution Value determined in accordance with Paragraphs 2a, 2b or 2c (but, in the case of Paragraph 2c, only the Out Parcel Base Value and not the Carry Costs shall be subject to increase for any increases in the CPI) shall be increased (but not decreased) to reflect any increase in the "CPI" (as hereinafter defined) from March 31, 1997 to the date of contribution. For this purpose, the "CPI" shall mean the Bureau of Labor Statistics Consumer Price Index (South All Items; 1982-84 = 100) or, if such index ceases being published, such other comparable index as Weeks shall designate, subject to the reasonable approval of NWI. The applicable Contribution Value determined pursuant to Paragraphs 2a, 2b or 2c (but only Out Parcel Base Value, as stated above) above shall be multiplied by a fraction; the numerator of which shall be the CPI most recently published on or before the date of contribution and denominator of which shall be the CPI most recently published on or before March 31, 1997. If such fraction is equal to or less than one, there shall be no adjustment.

             As of the date of contribution of a "Tract" (as defined in Paragraph 5 hereof), Weeks shall issue to NWI a number of "Units" (as hereinafter defined), equal to the Contribution Value of that Tract, after adjustments for the prorations, credits and adjustments stipulated in this Agreement, divided by the "Unit Price" (as hereinafter defined), to be held by NWI subject to that certain Registration Rights and Lock-Up Agreement (as to Units issued on or before March 31, 1998) or that certain Registration Rights and Lock-Up Agreement for Post-March 31, 1998 Shares and Units (as to Units issued after March 31, 1998), both of even date herewith, both between Weeks and NWI (collectively, the "Rights Agreements") and that certain First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Weeks, dated of even date herewith (pursuant to which NWI was admitted to Weeks as a limited partner) (the "Partnership Amendment"). "Units" shall mean limited partnership units in Weeks Realty, L.P., as defined in the above-described Rights Agreements. "Unit Price" shall mean (a) if a contribution occurs on or before March 31, 1997, an assumed value of $25.00 per Unit; and (b) if a contribution occurs after March 31, 1997, the arithmetic average of the New York Stock Exchange closing price of a share of common stock of Weeks Corporation for a twenty (20) business day period immediately preceding the date of contribution. The dollar amount stated in clause (a) of the immediately preceding sentence is a negotiated amount for the purposes of this Agreement and does not reflect a valuation by either NWI or Weeks of Weeks Corporation or Weeks.

             After the contribution of a Tract from the Core Parcel (and not the FEMA Parcel or the Out Parcel), Weeks shall issue to NWI additional Units for that Tract, upon and subject to the following conditions:

         a. For the purpose of determining whether additional Units are to be issued and the number of Units to be issued, the following definitions shall apply:

             i.  "Gross Income", for the Tract, means the gross rental income,
                  ------------
                 including applicable Pro Forma Reimbursable Amounts, to be paid by the tenant(s) under their respective lease(s) of space in the building(s) developed by Weeks on the Tract for the twelve
                 (12) month period commencing on the Revaluation Date, subject to the following:

                 A. If tenant concessions for a lease exceed (1) three (3) months for a lease that has an original term of at least five (5) years, or (2) one (1) month for a lease that has an original term of less than five (5) years (in either case, such excess, the "Excess Tenant Concessions"); then, the amount included in determining Gross Income from this lease shall equal the dollar amount derived from the following formula:

                            (A) [(B - C) /B] = D

                     where in the foregoing formula:

                     A = gross rental income, including applicable Pro Forma
                         Reimbursable Amounts, to be paid under the lease for the twelve (12) month period commencing on the Revaluation Date;

                     B = total gross rental income, including applicable
                         Pro Forma Reimbursable Amounts, scheduled to be paid under the lease for the original term of the Lease, calculated without regard to Excess Tenant Concessions;

                     C = total value of the Excess Tenant Concessions
                         for the initial term of the lease;

                     D = amount to be included in Gross Income from the lease.


                 B. If the percentage of space finished as office space exceeds the applicable Pro Forma Level of Office Finish for the Tract in question, or for any lease in that Tract, for the purpose of determining Gross Income from this Tract or this lease, the gross rental income attributable to the twelve
                     (12) month period commencing on the Revaluation Date shall be reduced by the amount attributable to that twelve (12) month period for amortization of such excess office finish and lease commissions attributable to such excess office finish; provided, however, in instances where percentage of space finished as office space does not exceed applicable Pro Forma Level of Office Finish for the total net leasable area of the Tract, but the percentage of space finished as office space under a lease does exceed the applicable Pro Forma Level of Office Finish, Weeks may nevertheless consider, in its discretion, the appropriateness of not deducting amortization of such excess office finish and related commission cost, taking into account factors such as tenant layout, tenant improvement allowances granted to other tenants in such Tract, and the likelihood that such tenant improvements would be readily useable upon releasing of such space in the future. For this purpose, the amortization shall be computed by treating the amount of the excess office finish and related commission cost as a loan to tenant having a term equal to the original term of the lease and bearing interest at a simple interest rate per annum of ten and one-quarter percent (10.25%) to be repaid in equal monthly installments of principal and interest over the original term of the lease.

        ii.    "Revaluation Date", for each Tract, means the earliest of
                ----------------
               (A) the date on which the Tract achieves 95% Stabilization, or
               (B) the date which is the third (3rd) anniversary of the date of shell completion of the last building to be developed on that Tract (as evidenced by the date of issuance of the certificate of occupancy for that last building), or (C) December 31, 2010. There shall be only one Revaluation Date for each Tract.

        iii.   "Net Operating Income" for a Tract as of its Revaluation
                --------------------
               Date, means (i) Vacancy Adjusted Gross Income; less
               (ii) Operating Expenses.

              iv.    "Operating Expenses", for a Tract, means all real and
                     ------------------
                     personal property taxes, utility charges, insurance costs, maintenance expenses and other amounts projected to be expended in connection with the ownership, maintenance and operation of the building(s) to be developed by Weeks on that Tract, as reasonably budgeted by Weeks, for the twelve
                     (12) month period commencing on the Revaluation Date for that Tract. Operating Expenses shall include, without limitation, (i) a management fee equal to four percent (4%) (or such other percentage as is contractually agreed in a lease for the gross rental income from that lease) of the Vacancy Adjusted Gross Income, not including reimbursables, to be paid by the tenant(s) under their lease(s) for the twelve (12) month period commencing on the Revaluation Date for that Tract, and (ii) a reserve for expenses in the amount of five cents ($.05) per square foot per annum of area in the building(s) located on that Tract.

              v.     "Vacancy Adjusted Gross Income", to adjust for possible
                      -----------------------------
                     future vacancy, for each Tract as of the Revaluation Date, means the following:

                     A If on the Revaluation Date, less than ninety-five percent (95%) of the space in the building(s) located on the Tract is leased, then the Vacancy Adjusted Gross Income shall equal the Gross Income.

                     B If on the Revaluation Date, at least ninety-five percent (95%) of the space in the building(s) located on the Tract is leased, then the Vacancy Adjusted Gross Income shall be the lesser of:

                        (i)  Gross Income of that Tract; or

                        (ii) ninety-five percent (95%) of Total Potential Gross
                             Income of that Tract, plus an amount equal to five percent (5%) of the Gross Income attributable to leases having a term of ten (10) years or more.

              vi.   "Pro Forma Level of Office Finish" means the following
                    --------------------------------
                    percentage of net leasable area finished or to be finished, in total, as office space in the Tract or the percentage of net leasable area finished or to be finished, in total, as office space under a lease in the Tract: 40%

              vii.  "Upper Dollar Limit Value", with respect to a Tract
                     ------------------------
                    determined on the Revaluation Date, means the number of Net Usable Areas times Ninety-Five Thousand Dollars ($95,000) (as adjusted for increases in the CPI from March 31, 1997, to the Revaluation Date, computed in the same manner as outlined above).

              viii. "Base Dollar Value", with respect to a Tract from the
                     -----------------
                    Core Parcel, means the number of Net Usable Areas in that Tract times Ninety Thousand Dollars ($90,000.00).

              ix.   "95% Stabilization", with reference to a specific Tract,
                     -----------------
                    means that all of the following conditions have been met:
                    (A) ninety-five percent (95%) of the net leasable area of the building(s) located on that Tract have been leased to creditworthy tenant(s) approved by Weeks under lease(s) approved by Weeks (which will base its approval on commercially reasonable standards); (B) tenant(s) are in actual possession and have accepted possession of ninety-five percent (95%) of the net leasable area of such building(s), including tenant improvements; (C) except for free-rent periods expressly stipulated in the lease(s), rental shall have commenced on ninety-five percent (95%) of the net leasable area of such building(s) and all other concessions (besides any free rent periods) shall have expired; and (D) no default by any tenant is then outstanding and uncured under the lease.

              x.    "Pro Forma Reimbursable Amounts" means the pro forma
                     ------------------------------
                    reimbursable amounts reasonably budgeted by Weeks to be funded by tenants of space leased in the building(s) developed by Weeks on the Tract in reimbursement of Operating Expenses for the twelve (12) month period commencing on the Revaluation Date for the Tract.

              xi.   "Total Potential Gross Income", for the purpose of
                     ----------------------------
                    determining Vacancy Adjusted Gross Income, means at the Revaluation Date the sum of (i) Gross Income, and (ii) the amount of Gross Income (including Pro Forma Reimbursable Amounts) that would accrue from all vacant space in a Tract if such vacant space were leased at applicable pro forma rental rates, and assuming a term of less than ten (10) years, with no adjustment for Excess Tenant Concessions or excess office finish and related lease commissions.

          b. As of the Revaluation Date, the value of the Tract in question shall be determined by dividing the Net Operating Income by decimal one zero seven five (.1075) (the "Revaluation Date Value").

          c. The number of additional Units to be issued, if any, shall be determined by dividing the Unit Price (for this purpose being the arithmetic average of the New York Stock Exchange closing price of a share of common stock of Weeks Corporation for a twenty (20) business day period immediately preceding the Revaluation Date) into the lesser of (i) the excess of the Revaluation Date Value, if any, over the Total Development Cost of that Tract; or (ii) the excess of the Upper Dollar Limit Value over the Contribution Value of that Tract. The following definitions shall pertain to the calculation set forth in the immediately preceding sentence:

              (i)   "Interest Rate", for a Tract, means an annual rate equal to
                     -------------
                    Weeks' weighted average borrowing rate under its principal revolving credit facility (London Interbank Offering Rate, plus applicable margin, option) for the period from and including the Contribution Date for that Tract to and including the Revaluation Date for that Tract plus .75% (75 basis points).

              (ii)  "Operating Expense Deficit" or "Operating Expense Surplus",
                     -------------------------      -------------------------
                    for a Tract for the period from the date of issuance of a certificate of occupancy for the first building shell constructed on that Tract until 95% Stabilization of that Tract, means, in the case of an Operating Expense Deficit, the excess of operating expenses (e.g., property taxes,
                                                      ----
                    insurance premiums, utility charges, maintenance expenses, management fees and other customary expenses) incurred over gross rental income and operating expense reimbursables collected for that same period and, in the case of an Operating Expense Surplus, the excess of gross rental income and operating expense reimbursables collected over operating expenses incurred for that period.

              (iii) "Total Development Cost", for a Tract, means the total of
                     ----------------------
                    (i) all costs and expenses incurred through the Revaluation Date in acquisition, development, construction and lease-up of that Tract and the building(s) located thereon, including without limitation the Contribution Value of that Tract, site preparation costs and expenses, construction costs and fees, tenant finish costs and expenses, lease commissions, property taxes and any other items which would be capitalized under generally accepted accounting principles (excluding interest), plus (ii) Operating Expense Deficit (or less Operating Expense Surplus), plus (iii) a fee for development equal to five percent (5%) of the pro forma project cost budget, plus (iv) if any adjustment to Gross Income has been made for excess office finish and related lease commissions pursuant to Clause (B) of the definition of Gross Income, the actual cost of such excess office finish and related lease commission, plus (v) an amount computed like simple interest thereon at the Interest Rate on the sum of each of the foregoing components as and when funded by Weeks (and the Contribution Value will be deemed to have been incurred for this purpose on the date of the contribution of the Tract pursuant to this Agreement) until the Tract achieved 95% Stabilization.

          d. If, after the last Revaluation Date, the total value of all Units issued by Weeks to NWI for the Contribution Value of Tracts (for the purpose of this calculation, each Unit being valued at the Unit Price ascribed thereto pursuant to this Agreement on the relevant Contribution Date, without regard to subsequent fluctuations in share price of the common stock of Weeks Corporation) plus the total value of all Units issued by Weeks to NWI as of the Revaluation Date for each Tract (for the purpose of this calculation, each Unit being valued at the Unit Price ascribed thereto pursuant to this Agreement on the relevant Revaluation Date, without regard to subsequent fluctuations in share price of the common stock of Weeks Corporation) does not equal or exceed the Base Dollar Value; then Weeks shall issue a number of additional Units equal to the amount of the shortfall. The number of additional Units to be issued, if any, shall be determined by dividing the amount of such shortfall by the Unit Price (for this purpose being the arithmetic average of the New York Stock Exchange closing price of a share of common stock of Weeks Corporation for a twenty (20) business day period immediately preceding the last Revaluation Date).

          e. Within thirty (30) days after the Revaluation Date, Weeks shall issue to NWI effective as of the Revaluation Date the appropriate number of Units, determined in accordance with this Paragraph, to be held by NWI subject to the applicable Rights Agreements and the Partnership Amendment.

          f. With regard to any Tract, Weeks and NWI may by mutual agreement elect to have Weeks issue to NWI on the date of contribution of that Tract additional Units equal to an agreed estimate of the number of additional Units NWI may receive pursuant to the foregoing as of the Revaluation Date. If Weeks and NWI by mutual agreement make the election set forth in the immediately preceding sentence, then, notwithstanding any provision of this Agreement to the contrary, (i) NWI waives any right to additional Units if, as of the Revaluation Date, it is determined that the estimate of additional Units pursuant to the preceding sentence was lower than the number of Units that would have been issued as of the Revaluation Date; and (ii) Weeks waives the right to require NWI to return Units to Weeks if it is determined that the estimate of additional Units was in excess of the number of Units that would have been issued as of the Revaluation Date.

           Notwithstanding any provision of that Agreement to the contrary, no fractional Units shall be issued to NWI pursuant to this Agreement. If as a result of the application of the foregoing formulas, a fractional Unit is due NWI, Weeks shall pay to NWI, in cash on the same date as the fractional Unit would otherwise be issued and in lieu of any such fractional Units, an amount equal to that fractional Unit times applicable Unit Price, as determine pursuant to this Agreement.

       3. Title Exceptions.  The Property shall be contributed subject to the
          ----------------
          following title exceptions and no other:

          a. Applicable building and zoning laws.

          b. Encroachments, easements and other matters identified on Exhibit D.
                                                                      ---------

          c. Covenants, easements and other matters to which Weeks and NWI have agreed as provided below in Paragraph 4 hereto.

          d. Any matter arising by, through or under Weeks after the date of this Agreement, including, without limitation, dedications and grants of easements requested by Weeks pursuant to Paragraph 4 hereof.

       4. Title Insurance and Survey.  Weeks acknowledges receipt of, and hereby
          --------------------------
          approves, that certain ALTA Commitment Title Insurance issued to Weeks by Old Republic National Title Insurance Company, Commitment No. 96-437 (Revised), committing to issue title insurance on the Property in the amounts of coverage therein stated (the "Commitment"). Weeks hereby approves the title exceptions and the surveys (the "Surveys") identified in Schedule B, Part II of the Commitment as applicable to the Property. NWI shall cause to be issued at contribution of a Tract a policy of title insurance (ALTA Form) pursuant to the Commitment as to the Tract containing only those exceptions specified in Paragraph 3 above and any other exceptions that may be acceptable to Weeks.

          Prior to giving notice for a contribution on a Tract pursuant to Paragraph 5 hereof, Weeks shall cause the Commitment and the applicable Survey to be updated for that Tract and Weeks shall identify in such notice any title exception affecting the Tract (other than those specified in Paragraph 3) that Weeks determines to be objectionable. NWI shall cure any such exception on or before the date designated for contribution to Weeks's reasonable satisfaction and, if such cure is not completed by that date, then the contribution shall be delayed for a period not to exceed sixty (60) days to permit NWI additional time to cure. If after such delay, such title objection is not cured to Weeks's reasonable satisfaction, Weeks may elect to do one of the following: (i) cure the exception, with all costs and expenses incurred by Weeks applied to reduce the Contribution Value (and amounts advanced will also reduce the Revaluation Date

          Value), in which case the contribution shall be further delayed an additional sixty (60) day period, or (ii) terminate this Agreement as to the Tract or as to the remaining uncontributed Property (at Weeks' election) and sue NWI for damages at law, or (iii) seek specific performance of NWI's obligations hereunder.

          NWI hereby covenants and agrees with Weeks that, so long as this Agreement remains in full force and effect, (i) NWI will not sell, assign, rent, lease, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any interest or estate therein) without the prior written consent of Weeks; and (ii) NWI will not apply for any modification to the zoning in effect for the Property as of the date of this Agreement or agree to any impact fees or other restrictions on future development rights that would affect the Property, without the prior written consent of Weeks. NWI will not grade, cut timber or otherwise alter the physical characteristics of the Property without the prior written consent of Weeks, in each instance, excluding grading ongoing and under contract as of the date of this agreement. NWI further covenants and agrees that, so long as this Agreement remains in full force and effect, NWI will make all payments of money, and do all other things required of NWI, required under that certain indebtedness of NWI in the principal amount of Two Million Seven Hundred Seventy-Seven Thousand and no/100 Dollars ($2,777,000.00) to First Union National Bank of Tennessee, and any related security documents (the "Land Loan"), and that NWI will take no affirmative action which shall cause the NWI to be unable to contribute good and marketable title to the Property or which shall cause any warranty or representation contained in this Agreement to be incorrect or misleading at any time. NWI further covenants and agrees that (i) NWI will not amend or modify the loan documents evidencing and securing the Land Loan, in any way, without in each instance obtaining the prior written consent of Weeks, and (ii) at the time a Tract of the Property is contributed to Weeks pursuant to this Agreement, NWI shall cause such Tract to be released from the lien of the loan documents securing the Land Loan, at its sole cost and expense.

          From time to time during the pendency of this Agreement, at the request of Weeks, NWI agrees to take actions, to support applications and to enter into any easements, covenants or other agreements with Weeks and third-parties pertaining to development (including infrastructure, roads, utilities and other development requirements), affecting the uncontributed portion of the Property to facilitate Weeks' development of Tracts contributed to Weeks and the remainder of the Property.

          Additionally, at the request of Weeks, NWI agrees to dedicate to the public or quasi-public authorities, portions of the Property not yet contributed to Weeks pursuant to this Agreement for the purpose of dedicating public right-of-ways, utility easements and other infrastructure items to facilitate development of the Tracts contributed to Weeks and the remainder of the Property. NWI agrees to cooperate and support fully all requests and actions taken by Weeks pursuant to this paragraph. Because Weeks is obligated in any case ultimately to acquire all of the Property pursuant to, and subject to, the terms and conditions of this Agreement, NWI will cooperate with Weeks to enable Weeks to develop and construct roads, utilities, lines, facilities and other improvements, storm water detention lines, facilities and other improvements, landscaping, lighting, signage and traffic improvements, sidewalks and other infrastructure for the total development within the Property by granting easements as reasonably necessary to serve the tracts which have been or that are being contributed to Weeks and prior to the contribution of the remaining Property on which such infrastructure improvements are developed.

          Contemporaneously with the execution and delivery of this Agreement, Weeks and NWI shall enter into a short form memorandum of this Agreement, which shall be recorded in the public records of Williamson County, Tennessee, to give notice of Weeks' interest in the Property pursuant to this Agreement.

       5. Contribution. The contribution of the Property to the capital of Weeks
          ------------
          shall take place at the offices of Baker, Donelson, Bearman & Caldwell, Suite 1700 Union City Center, 511 Union Street, Nashville, Tennessee 37219, or at such other place as may be agreed by NWI and Weeks. The contribution of the Property shall occur in incremental tracts (a "Tract") with successive contributions until all of the Property is contributed by NWI to Weeks, subject to the following conditions: (i) no Tract shall be less than ten (10) Net Usable Areas,
          (ii) the first contribution must take place on or before March 31, 1997, (iii) after the first contribution, there must be at least one
          (1) contribution during each successive twelve (12) month period following March 31, 1997, and (iv) on March 31, 2004, NWI shall contribute to Weeks any portion of the Property not previously contributed to Weeks. Except for the contribution to be made on March 31, 2004, if necessary, the date for each contribution shall be designated by written notice by Weeks to NWI given at least fifteen
          (15) business days before the date designated in such notice, which notice shall be accompanied by a revision of the Survey showing the Tract to be contributed and evidence satisfactory to both parties that all requirements of applicable law, state and local, pertaining to subdivision and replating of the Property to separate the Tract have been satisfied (Weeks and NWI agree to cooperate in good faith in the obtaining of all necessary approvals in this regard).

          Notwithstanding any other provision of this Paragraph 5 to the contrary, (i) with respect to any Tract previously contributed by NWI to Weeks pursuant to this Agreement, if Weeks has not commenced construction of a building on that Tract or there remains a portion of that Tract that could be developed with a building but no building has been started [such unused Tract(s) or portion of Tract(s) collectively the "Unused Acreage"]; and (ii) Weeks has a prospective tenant who desires to locate its building on an area of the Property not yet contributed by NWI to Weeks pursuant to this Agreement; then, at the written request of Weeks, NWI agrees to contribute to Weeks pursuant to this Agreement the Tract (the "Deferred Issuance Tract") desired by the prospective tenant except that issuance of Units for the Contribution Value of the acreage of the Deferred Issuance Tract that does not exceed the Contribution Value of the Unused Acreage shall not be issued until the earlier of (A) the Revaluation Date for that Deferred Issuance Tract or (B) the date on which Weeks commences construction of a building on the Unused Acreage (to the extent of the acreage used for that building). For the purpose of this paragraph, Weeks only shall be deemed to have commenced construction of a building if it has approved the budget for the construction of the building pursuant to its customary procedures and grading of the tract for that building has commenced.

          Notwithstanding any other provision of this Paragraph 5 to the contrary, if during a twelve (12) month period NWI has already contributed to Weeks a Tract in accordance with this Agreement, then in that same twelve (12) month period, Weeks may request that additional Tracts be contributed to it pursuant to this Agreement, provided, however, such additional Tracts do not have to be at least ten (10) Net Usable Acres (provided, however, the size of such Tract shall be subject to the reasonable approval of NWI) and such additional Tracts shall not be counted towards the obligation of Weeks to accept a contribution of a Tract in the next succeeding twelve (12) month period.

          Each time a Tract is to be contributed to Weeks by NWI pursuant to this Agreement, at NWI's request, (a) NWI shall form a limited liability company under Delaware law, with NWI as the sole member, substantially similar to that company formed for the initial contribution of Completed Properties on even date herewith (the "Initial Contribution"), (b) NWI shall contribute that Tract to that company by instruments substantially similar to that used for the Initial Contribution, (c) that company shall then merge into Weeks, with Weeks being the surviving entity, pursuant to agreements of merger substantially similar to those used in connection with the Initial Contribution, and (d) Weeks shall issue Units as provided in this Agreement to NWI in exchange for NWI's membership interests in that company. Each limited liability company to be formed by NWI pursuant to the immediately preceding sentence shall have as its sole business purpose the ownership of the Tract in question and shall assume or incur no unrelated liability or obligation. NWI shall deliver possession of the Tract to Weeks on the contribution date.

       6. Adjustments.  Real estate taxes and assessments on the Property
          -----------
          (collectively, "taxes") shall be apportioned and prorated as of 11:59 pm on the day before the date of this Agreement by appropriate cash payments between the parties. If the amount of taxes for 1996 are not known, they shall be apportioned on the basis of the most current information available. If actual taxes attributable to the Property are different than the taxes on which the proration is computed, such proration shall be adjusted in cash between NWI and Weeks upon presentation of written evidence of the actual taxes paid for 1996. At each contribution, there shall be no further proration of taxes because, pursuant to Paragraph 14, Weeks shall fund payment of taxes.

       7. Costs and Expenses; Preparation of Documents. Costs and expenses shall
          --------------------------------------------
          be apportioned in the following manner:

          a. Weeks shall pay the premium for title insurance, the survey fees and recording costs related to this transaction, as well as all costs incurred by it in inspecting the Property and making such other investigations thereof as it deems appropriate. Weeks also shall pay all fees and expenses incurred in the creation of limited liability companies and their subsequent merger into Weeks as contemplated in Paragraph 5 of this Agreement.

          b.   NWI shall pay all transfer taxes.

          c. Each party shall pay its own attorneys' fees in connection with this transaction.

          Weeks's attorney shall prepare all documents, which shall be subject to the reasonable approval of NWI's attorney and which shall be substantially the same as the documents used in the Initial Contribution.

       8. Condemnation. If any authority having the power of eminent domain
          ------------
          shall commence negotiations with NWI or shall commence legal action against NWI for the damaging, taking or acquiring of all or any part of the Property, either temporarily or permanently in any condemnation proceeding or by exercise of the power of eminent domain, NWI shall immediately give notice of the same to Weeks. Upon the occurrence of any of the foregoing events, if it reasonably appears that such taking would materially interfere with Weeks' intended use of the Property, Weeks shall have the right, at its option, to terminate this Agreement by giving notice thereof to NWI, in which event Weeks shall be released of all further obligations hereunder with respect to that portion of the Property not yet contributed, but continue to have obligations to issue Units, subject to the conditions contained herein, with respect to the portions of the Property already contributed. Assuming no termination, at the time of contribution, NWI shall assign to Weeks all rights of NWI in and to any unpaid awards, settlement proceeds or other proceeds payable by reason for any such taking.

          In the event of any negotiations regarding the payment of any such awards or proceeds, NWI will inform Weeks of all such negotiations of which NWI has notice and no settlement shall be agreed to by NWI without Weeks' written approval.

       9. Representations and Warranties. As of the date of this Agreement NWI
          ------------------------------
          hereby makes for the benefit of Weeks each and every representation and warranty set forth in Exhibit E to the Partnership Amendment as to
                                    ---------
          the Property, to the extent applicable to unimproved land. As of the date of contribution for each Tract under this Agreement, NWI shall remake for the benefit of Weeks each and every representation and warranty set forth on Exhibit E to the Partnership Amendment as to
                                ---------
          that Tract, to the extent applicable to unimproved land.

      10. Weeks' Inspection; "AS-IS" Sale; Hazardous Wastes. NWI grants Weeks
          -------------------------------------------------
          the right to enter the Property to inspect it, make soil tests borings, make drainage tests, and make engineering and architectural drawings or tests of the Property, provided that the foregoing shall not materially alter or damage the Property or interfere with NWI's activities on the Property. Weeks shall be liable to NWI for any damage, loss and expenses (including reasonable attorneys' fees) NWI incurs by reason of such activities, and if the transaction contemplated hereby does not close, Weeks shall provide NWI with copies of all tests results and drawings.

          Except for the representations and warranties contained or provided for herein, the property is being sold in an "AS-IS" condition and "WITH ALL FAULTS" as of the date of this Agreement and of the date of contributions. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by NWI or by any officer, person, firm, agent or representative acting or purporting to act on behalf of NWI as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other facet or condition which has or might affect the Property, or the condition, repair, value, expense of operation, or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives with respect to the Property are merged in this Agreement, the exhibits hereto annexed and other documents being entered into by the parties on the date hereof (including, without limitation, the other agreements expressly referred to herein) or contemplated in those documents, which together fully and completely express their agreement, and that this Agreement has been entered into with Weeks being satisfied with the opportunity afforded for investigation (all such agreements, documents and exhibits, collectively, the "Transaction Documents"). Weeks is not relying upon any statement or representation by NWI unless such statement or representation is specifically embodied in this Agreement or the other Transaction Documents.

          To the extent that NWI has provided to Weeks information from any inspection, engineering or environmental reports concerning harmful or toxic substances, NWI makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports.

          Weeks acknowledges that NWI has requested Weeks to inspect fully the Property and investigate all matters relevant thereto and to rely solely upon the results of Weeks' own inspections or other information obtained or otherwise available to Weeks, rather than any information that may have been provided by NWI to Weeks, other than the representations and warranties of NWI contained or provided for herein on which Weeks is entitled to rely.

          Weeks has obtained the Phase I Environmental Site Assessment Update of Aspen Grove Drive and Seaboard Lane, Franklin, Tennessee, prepared by 3D/International Environmental Group, Project No. D5388.04, dated October 1, 1996 (the "Audit") and Weeks hereby approves the Audit and agrees to accept title to the Property subject to such environmental matters as are reflected in the Audit. If any material adverse environmental condition affecting the Property is discovered by, or comes to the attention of, Weeks that is not disclosed in the Audit, then Weeks may elect by written notice to NWI to terminate this Agreement as to all or any portion of the Property not previously purchased by Weeks.

          The terms and provisions of this Paragraph 10 shall survive contribution hereunder.

      11. Notices. Any notice, request or other communication (a "notice")
          -------                                                 ------
          required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as UPS Next Day
          Air) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel. The parties respective notice addresses are as follows:

           Weeks:          Weeks Corporation
                           4497 Park Drive
                           Norcross, Georgia   30093
                           Attention:  Thomas D. Senkbeil,
                                       Vice Chairman/Chief
                                       Investment Officer

                With Copy To:  King & Spalding
                               191 Peachtree Street
                               Atlanta, Georgia   30303-1763
                               Attention:  William J. Armstrong, Esq.

                NWI:           NWI Warehouse Group, L.P.
                               1410 Donelson Pike
                               Suite A-5
                               Nashville, Tennessee  37217
                               Attention:  John W. Nelley, Jr.,
                                           Chief Financial Officer


      12.  Brokers.  Except for brokers paid-in-full at the Initial Contribution
           -------
           pursuant to separate written agreements that cover the transactions contemplated in this Agreement as well as the other Transaction Documents; NWI and Weeks represent and warrant that neither has dealt with any broker in connection with this transaction. If any claim is made or brought by any broker in connection with this transaction, the party whose agreement gave rise to such claim shall indemnify the other for any damage or expenses sustained in connection therewith including, without limitation, reasonable attorneys' fees. The terms and provisions of this Paragraph 12 shall survive contributions hereunder.

       13. Default. If Weeks defaults hereunder, NWI may either proceed against
           -------
           Weeks at law for damages or seek specific performance of Weeks' obligations hereunder. If NWI defaults hereunder, Weeks may either proceed against NWI at law for damages or seek specific performance of NWI's obligations hereunder.

       14. Infrastructure and Land Carry Costs. Within sixty (60) days after the
           -----------------------------------
           date of this Agreement, NWI shall submit to Weeks, for Weeks reasonable approval, an itemization of all fees, costs and expenses incurred by NWI to and through the date of this Agreement for infrastructure, grading, architectural services and engineering services with respect to the Property, together with interest thereon from date incurred at the "Interest Rate" (As defined under Paragraph 2c of this Agreement). Upon Weeks' approval of such itemization, Weeks shall either (i) reimburse NWI in cash or (ii) issue to NWI a number of units equal to the amount to be divided by a Unit Price of Twenty-Five Dollars ($25.00), to be held by NWI subject to the Partnership Amendment and the applicable Rights Agreement. From and after the date of this Agreement, and so long as this Agreement is in full force and effect, Weeks agrees to pay all real estate taxes and other property assessments assessed on the Property for 1996 and thereafter until this Agreement is no longer in force and effect. If, after the date of this Agreement, Weeks elects to construct roads, utility lines, rain water detention facilities or other infrastructure items, such installation shall be at the sole cost and expense of Weeks, without reimbursement obligation on NWI.

       15. Headings. The Paragraph headings are inserted for convenience only
           --------
           and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision thereof.

       16. Miscellaneous. All prior understandings and agreements between the
           -------------
           parties are deemed merged herein and in the other Transaction Documents. This Agreement may be modified only by an agreement in writing signed by the parties. Weeks may assign, sell, convey or otherwise transfer any or all its rights under this Agreement without the prior written consent of NWI. NWI shall not assign, sell, convey or otherwise transfer any or all of the Properties or its rights under this Agreement. No such assignment by NWI or Weeks shall relieve or release the assigning party of any liability hereunder. Subject to the foregoing, this Agreement and the terms and provision hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. This Agreement shall be governed by Tennessee law. Time is of the essence.

           IN WITNESS WHEREOF, NWI and Weeks have set their hand as of the date and year first above written.

                              NWI:
                              ---

                              NWI WAREHOUSE GROUP, L.P.

                              BY:  NWI X, L.P., its Sole General Partner


                              By: /s/ John W. Nelley, Jr.
                                 ---------------------------------
                                       John W. Nelley, Jr.,
                                        General Partner


                              By: /s/ Albert W. Buckley, Jr.
                                 ---------------------------------
                                      Albert W. Buckley, Jr.,
                                      General Partner

                         WEEKS:
                         -----

                         WEEKS REALTY, L.P.

                         By:  Weeks GP Holdings, Inc.
                              a Georgia corporation,
                              its Sole General Partner



                              BY: /s/ Thomas D. Senkbeil
                                 ------------------------------
                                 Thomas D. Senkbeil
                                 Vice Chairman/Chief
                                 Investment Officer